SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Kopin Corporation

(Name of Registrant as Specified In Its Charter)

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Notes:

KOPIN CORPORATION

March 31, 2006

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of KOPIN CORPORATION (the “Company”), to be held at 9:00 a.m. on May 3, 2006, at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110 (the “Meeting”).

The Notice of Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Meeting.

The Board of Directors of the Company encourages your participation in the Company’s electoral process and, to that end, solicits your proxy with respect to the matters described in the Notice of Meeting and the Proxy Statement. You may give your proxy by completing, dating and signing the enclosed Proxy Card and returning it promptly in the enclosed envelope, voting by telephone or voting by the Internet, as described in the Proxy Statement. You are urged to do so even if you plan to attend the Meeting.

Sincerely,

JOHN C.C. FAN
Chairman

200 John Hancock Road, Taunton, Massachusetts 02780

KOPIN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 3, 2006

Notice is hereby given that the Annual Meeting (the “Meeting”) of Stockholders of Kopin Corporation (the “Company”) will be held at Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110 on May 3, 2006, at 9:00 a.m., local time, to consider and act upon the following matters:

1.	A proposal to elect six (6) directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	A proposal to ratify an amendment to the Company’s 2001 Equity Incentive Plan to increase the number of shares authorized for issuance under the Plan.

3.	A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current fiscal year.

4.	Such other business as may properly come before the Meeting or any adjournments thereof.

Stockholders of record at the close of business on March 17, 2006 are entitled to notice of and to vote at the Meeting and any adjourned sessions thereof. All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors

JOHN C.C. FAN
Chairman

Taunton, Massachusetts

March 31, 2006

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR THE INTERNET AS DESCRIBED IN THE PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON AT THE MEETING.

KOPIN CORPORATION

200 John Hancock Road

Taunton, Massachusetts 02780

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of KOPIN CORPORATION (the “Company”) of proxies for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 3, 2006, and at any adjournments thereof. This Proxy Statement was first mailed to stockholders on or about March 31, 2006. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company. It is expected that solicitations will be made primarily by mail, but directors, officers and regular employees of the Company also may solicit proxies by telephone and in person, without additional compensation therefor. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy materials to be sent to their principals, and the Company will reimburse such persons for their reasonable expenses in so doing.

The close of business on March 17, 2006 has been established as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of the record date, there were issued and outstanding and entitled to vote 68,614,759 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). Holders of shares of Common Stock are entitled to one vote for each share owned as of the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Proxies in the form enclosed are solicited by the Board. Any proxy may be revoked at any time before it is voted by written notice of revocation received by the Secretary of the Company prior to the Meeting, by delivering a later dated proxy in accordance with the instructions on the enclosed proxy, by voting in person at the Meeting or by revoking a written proxy by request in person at the Meeting; but if not so revoked, the shares represented by such proxy will be voted in accordance with the instructions contained therein. If no choice is specified for one or more proposals in a proxy submitted by or on behalf of a stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other proposals which may properly come before the Meeting.

For Proposal 1, directors are elected by a plurality of shares present in person or represented by proxy at the Meeting and entitled to vote, which means that the six individuals receiving the highest number of “FOR” votes will be elected directors. Proposals 2, 3 and 4 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on each such proposal.

If, in a proxy submitted on behalf of a stockholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then such proxies will be counted as present for purposes of establishing a quorum at the Meeting but will not be considered entitled to vote on such proposals and such “non-votes” will have no effect on the results of the voting on such proposals. Proxies marked as “abstain” as to one or more proposals will be counted as present for purposes of establishing a quorum at the Meeting and for the purpose of calculating the vote on such proposals. Such abstentions will have the effect of a vote against such proposals other than Proposal 1 (for which they will have no effect on the voting results).

The Chairman of the Board or the holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote have the power to adjourn the Meeting from time to time without notice other than announcement at the Meeting of the time and place of the adjourned meeting.

The Board does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed proxy card, or their substitutes acting thereunder, will vote on any such matter in accordance with their best judgment.

Corporate Governance Matters

Corporate Governance Practices and Board Independence

The Board has adopted charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board also has adopted corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at www.kopin.com under the heading “Investors: Corporate Governance,” and a copy of any of them may be obtained, without charge, upon written request to the Company, c/o Investor Relations, 200 John Hancock Road, Taunton, MA 02780.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to it or any of the Company’s directors. Stockholders may send written communications to the Board or any director to Kopin Corporation, Board of Directors, c/o Chief Financial Officer, 200 John Hancock Road, Taunton, MA 02780. Stockholders also may send communications via email to rsneider@kopin.com with the notation “Attention: Chief Financial Officer/Board of Directors” in the Subject field. All communications will be submitted to the Board or the individual directors on a periodic basis.

Attendance of Directors at Annual Stockholder Meetings

All of the directors attended the 2005 annual stockholder meeting. Although the Company currently does not require directors to attend annual stockholder meetings, it does encourage directors to do so and welcomes their attendance. This year, the Company has scheduled a Board meeting in conjunction with the Meeting.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with Company management. If the committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the committee believes it is in the best interests of the Company and its stockholders to increase the number of Board members, it will recommend to the full Board that candidate’s election.

Before nominating a sitting director for re-election at an annual stockholder meeting, the committee will consider the director’s performance on the Board and whether the director’s re-election would be consistent with the Company’s corporate governance guidelines and the Company’s continued compliance with applicable laws, rules and regulations.

The Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to the Company and may contribute to the success of the Company’s business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of the Company’s business. When considering candidates for director, the Committee takes into account a number of factors, which may include the following:

•	Independence from management;

•	Age, gender and ethnic background;

•	Relevant business experience;

•	Judgment, skill and integrity;

•	Existing commitments to other businesses;

•	Potential conflicts of interest;

•	Corporate governance background;

•	Financial and accounting background;

•	Executive compensation background; and

•	Size and composition of the existing Board.

In the past year, there have been no material changes to the procedures by which stockholders may recommend nominations to the Board. The Nominating and Corporate Governance Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company, c/o Investor Relations, 200 John Hancock Road, Taunton, MA 02780, and include the following:

•	The name and address of the stockholder and a statement that he, she or it is a stockholder of the Company and is proposing a candidate for consideration by the committee;

•	The class and number of shares of Company capital stock, if any, owned by the stockholder as of the record date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;

•	The name, age and address of the candidate;

•	A description of the candidate’s business and educational experience;

•	The class and number of shares of Company capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;

•	Information regarding each of the foregoing criteria the Board generally considers, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

•	A description of any relationship between the candidate and any customer, supplier or competitor of the Company or any actual or potential conflict of interest;

•	A description of any relationship or understanding between the stockholder and the candidate; and

•	A written statement by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Under our by-laws, nominations for directors may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers to the Company written notice along with the additional information and materials required by the by-laws not less than 75 days prior to the day and month on which, in the immediately preceding year, the annual meeting for such year occurred. For our annual meeting in the year 2007, we must receive this notice on or before February 17, 2007. You can obtain, without charge, a copy of the by-laws by writing to the Company, c/o Investor Relations, 200 John Hancock Road, Taunton, MA 02780.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s by-laws provide that the Board shall consist of not less than three nor more than thirteen directors. The Board has fixed the number of directors at seven. Since Michael Wall is not standing for reelection to the Board, the Company intends to elect his successor, in accordance with the by-laws, after his term as director expires at the Meeting. Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of each of the nominees to be directors of the Company until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified. If any nominee is unavailable, such votes will be cast by the Proxies either for a substitute nominee selected by the Proxies or to fix the number of directors at a lesser number. The Board currently has no reason to expect that any of the nominees will be unavailable.

The following table sets forth certain information with respect to the persons who have been nominated to serve as directors of the Company. All of such persons are presently directors of the Company and their nominations have been approved by the Board’s Nominating and Corporate Governance Committee.

Name	Age	Served as Director Since	Position and Offices with the Company
John C.C. Fan	62	1984	President, Chief Executive Officer, Director and Chairman of the Board
David E. Brook (2)	65	1984	Secretary and Director
Andrew H. Chapman (1)(3)	51	1985	Director
Morton Collins (1)(3)	68	1985	Director
Chi Chia Hsieh	61	1995	Director
Michael J. Landine (1)(2)	52	2003	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Background of Nominees for Director and Certain Officers

John C.C. Fan, President, Chief Executive Officer, Chairman of the Board. Dr. Fan has served as Chief Executive Officer and Chairman of the Board since the Company’s organization in April 1984. He has also served as President of the Company since July 1990. Prior to July 1985, Dr. Fan was Associate Leader of the Electronic Materials Group at MIT Lincoln Laboratory. Dr. Fan is the author of numerous patents and scientific publications. Dr. Fan received a Ph.D. in Applied Physics from Harvard University.

David E. Brook, Secretary and Director. Mr. Brook has served as a Director since 1984. Mr. Brook is a founder and principal of the patent law firm of Hamilton, Brook, Smith & Reynolds P.C. in Concord, Massachusetts.

Andrew H. Chapman, Director. Mr. Chapman has served as a Director of the Company since 1985. Mr. Chapman is a founder and was a director of Narad Networks, a privately held telecommunications network equipment company, from 2000 to 2003. From 2003 to the present, Mr. Chapman has been a private investor. Mr. Chapman has founded, managed, been a director of and or invested in numerous technology start-up companies over the past 20 years.

Morton Collins, Director. Dr. Collins has served as a Director of the Company since 1985. Dr. Collins has been a member of BVP Partners, LLC, since 2003. BVP Partners, LLC is the management company of Battelle Ventures, L.P., a venture capital limited partnership. Dr. Collins is also a member of BVP GP, LLC which is the general partner of Battelle Ventures, L.P. Before that Dr. Collins had been a General Partner of DSV Partners III, a venture capital limited partnership, since 1981, and a General Partner of DSV Management Ltd. since 1982. Since 1985, DSV Management Ltd. has been the General Partner of DSV Partners IV, a venture capital limited partnership. Dr. Collins is also a director of Strategic Diagnostics, Inc. and a number of privately held companies.

Chi Chia Hsieh, Director. Dr. Hsieh has served as a Director of the Company since December 1995. Dr. Hsieh is currently the Vice Chairman and was previously the President of Microelectronics Technology, Inc., a Taiwan corporation publicly traded on the Taiwan Stock Exchange. Dr. Hsieh is also Chairman of the Board of Directors of Kopin Taiwan Corporation, a Taiwan corporation in which the Company is a shareholder.

Michael J. Landine, Director. Mr. Landine has served as a Director of the Company since 2003. Mr. Landine is Vice President of Corporate Development of Alkermes, Inc., where he has worked for the past 18 years. A Certified Public Accountant, Mr. Landine served for 10 years as the chief financial officer and treasurer of Alkermes. Mr. Landine also serves as an advisor to Walker Magnetics Group, an international manufacturer of industrial equipment. From 1976 to 1983, Mr. Landine worked for the international accounting firm Touche Ross & Co. Mr. Landine currently serves on the board of directors of GTC Biotherapeutics, a biotechnology company.

Board and Committee Meetings

During the fiscal year ended December 31, 2005 (the “2005 Fiscal Year”), the Board held five meetings. During the 2005 Fiscal Year, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served.

The Audit Committee presently is composed of three directors, Morton Collins, Michael J. Landine and Andrew H. Chapman, each of whom the Board has determined is independent under applicable Securities and Exchange Commission (the “SEC”) and National Association of Securities Dealers, Inc. (the “NASD”) rules and regulations. The Board has determined that Mr. Landine is an “audit committee financial expert” under applicable rules and regulations of the SEC. The Audit Committee is governed by a charter, which is available on the Company’s website at www.kopin.com under the heading “Investors: Corporate Governance”, that delegates to the Audit Committee the responsibility, among other things, to engage the Company’s independent auditors, review the audit fees, supervise matters relating to audit functions, review and set internal policies and procedure regarding audits, accounting and other financial controls, and review related party transactions. During the 2005 Fiscal Year, the Audit Committee met in person or through a conference call 6 times.

The Nominating and Corporate Governance Committee presently is composed of three directors, Morton Collins, Andrew Chapman and Michael Wall, each of whom the Board has determined is independent under applicable NASD rules and regulations. Since Mr. Wall is not standing for reelection to the Board, the Company intends to elect his successor, in accordance with the by-laws, to replace him with an additional member after his term as director expires at the Meeting. The Nominating and Corporate Governance Committee is responsible, among other things, for considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company’s corporate governance guidelines. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.kopin.com. under the heading “Investors: Corporate Governance.” During the 2005 Fiscal Year, the Nominating and Corporate Governance Committee met in person or through a conference call once.

The Compensation Committee presently is composed of three directors, Michael A. Wall, David E. Brook and Michael J. Landine, each of whom the Board has determined is independent under applicable NASD rules and regulations. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options, restricted stock and stock grants under the Company’s 2001 Equity Incentive Plan (the “Equity Incentive Plan”) and 2001 Supplemental Equity Incentive Plan (the “Supplemental Plan”), and other benefits and general review of the Company’s employee compensation policies. None of the members of the Compensation Committee has been an employee of the Company at any time and none has any relationship with either the Company or the Company’s officers requiring disclosure under applicable rules and regulations of the SEC and the NASD. Mr. Brook is a name partner of Hamilton, Brook, Smith & Reynolds, which is patent counsel to the Company. The charter of the Compensation Committee is available on the Company’s website at www.kopin.com under the heading “Investors: Corporate Governance”. During the 2005 Fiscal Year, the Compensation Committee met in person or through a conference call 4 times.

The Board recommends that the stockholders vote “FOR” the proposed nominees to the Board and the enclosed proxy will be so voted unless a contrary vote is indicated. The directors shall be elected by a plurality of the votes cast by the holders of Common Stock represented in person or by proxy at the Meeting and entitled to vote thereon.

Executive Compensation

The table below sets forth certain compensation information for the fiscal years ended December 31, 2005, December 25, 2004 and December 31, 2003 with respect to the Company’s Chief Executive Officer and the four other most highly paid executive officers of the Company in 2005.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Long-Term Compensation Awards		All Other Compensation (2)($)
				Securities Underlying Options (#)(3)	Restricted Stock Awards ($)(1)
John C.C. Fan Chairman, CEO and President	2005 2004 2003	450,000 450,000 425,000	100,000 0 0	0 200,000 200,000	831,000 375,000 502,550	3,150 3,000 261,241

Richard A. Sneider Treasurer and Chief Financial Officer	2005 2004 2003	265,000 265,000 250,000	25,000 0 0	0 25,000 25,000	221,600 112,500 158,700	2,625 3,000 89,153

Bor Yeu Tsaur Executive Vice President—Display Operations	2005 2004 2003	300,000 285,000 260,000	25,000 0 0	0 25,000 25,000	221,600 112,500 158,700	3,150 3,000 131,167

Daily S. Hill Senior Vice President—Gallium Arsenide Operations	2005 2004 2003	230,000 190,000 180,000	25,000 0 0	0 15,000 15,000	110,800 56,250 74,060	3,150 2,849 2,154

Hong Choi Chief Technology Officer	2005 2004 2003	200,000 190,000 175,000	25,000 0 0	0 12,000 15,000	94,180 48,750 87,285	2,308 2,850 41,486

(1)	At December 31, 2005, the number and value of the aggregate restricted stock holdings of the named executive officers are set forth below. The value was calculated based on the reported closing price of the Common Stock on the Nasdaq National Market, which was $5.54 for the December 28, 2005 awards, $3.75 for the December 27, 2004 awards and $5.29 for the awards granted on December 11, 2003. The restricted stock awards for fiscal years 2005 and 2004 vest at the rate of 25% on each of the first four anniversary dates of the award except if the Company meets certain performance criteria (in which case the award vesting accelerates in accordance with the terms of the awards). The restricted stock awards granted in fiscal 2003 vest over two and four year periods at the rate of 50% and 25% on each of the first two and four anniversary dates, respectively, of the award.

Name	Total	Value ($)
John C.C. Fan	185,000	$1,016,150
Richard A. Sneider	50,000	274,500
Bor Yeu Tsaur	50,000	274,500
Daily S. Hill	23,750	130,638
Hong Choi	19,500	107,405

(2)	Amounts represent the Company’s matching contributions under the Company’s 401(k) Plan ranging from $2,308 to $3,000 per executive officer and the forgiveness of loans for certain officers, which were permissible under previously applicable law.

(3)	The Long-Term Compensation Awards issued in 2004 were issued on December 27, 2004 which was the first business day of the fiscal year 2005. This grant information was also included in last year’s proxy statement because the grants were made the first business day after the end of fiscal year 2004 and before the issuance of the proxy statement for the fiscal year ended December 25, 2004. For consistency purposes and because the awards were granted as part of the 2004 compensation the amounts are shown under 2004.

The following two tables disclose, for the Company’s Chief Executive Officer and the other named executive officers, information regarding stock options granted or exercised during, or held at the end of, the 2005 Fiscal Year pursuant to the Company’s stock option and equity incentive plans. This grant information was also included in last year’s proxy statement because the grants were made the first business day after the end of fiscal year 2004 and before the issuance of the proxy statement for the fiscal year ended December 25, 2004.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date (4)	Potential Realizable Value at Assumed Annual Rates Of Stock Price Appreciation for Option Term (3)
						5% ($)	10% ($)
John C.C. Fan	100,000	(1)	17.9	3.75	12/27/14	235,800	597,700
	100,000	(2)	17.9	10.00	12/27/14	628,900	1,593,700
Richard A. Sneider	25,000	(1)	4.5	3.75	12/27/14	59,000	149,400
Bor Yeu Tsaur	25,000	(1)	4.5	3.75	12/27/14	59,000	149,400
Daily S. Hill	15,000	(1)	2.7	3.75	12/27/14	35,400	89,600
Hong Choi	12,000	(1)	2.1	3.75	12/27/14	28,300	71,700

(1)	Includes options granted under the Company’s 2001 Equity Incentive Plan. Options were granted with an exercise price equal to $3.75, the fair market value of the Common Stock on the date of grant. Exercises of one-fourth of the options to purchase shares are permitted on the first, second, third and fourth anniversaries of the grant date provided such person is employed by the Company on each such anniversary date. Such options are not transferable, other than by will or the laws of descent and distribution and to certain immediate family members, trusts for the benefit of such family members, partnerships in which such family members are partners and to any other persons in the discretion of the Compensation Committee (subject to certain restrictions).

(2)	Includes options granted under the Company’s 2001 Equity Incentive Plan. Options were granted with an exercise price of $10.00. The options vest on the tenth anniversary of the grant date. In addition, 50,000 options will immediately vest upon the Company’s stock price equaling or exceeding $15 for 20 consecutive days. An additional 50,000 options will immediately vest upon the Company’s stock price equaling or exceeding $20 for 20 consecutive days. Such options are not transferable, other than by will or the laws of descent and distribution and to certain immediate family members, trusts for the benefit of such family members, partnerships in which such family members are partners and to any other persons in the discretion of the Compensation Committee (subject to certain restrictions).

(3)	The potential realizable value assumes that the price of the Common Stock increases from the date of grant until the end of the option term (typically 10 years) at the annual rate of 5% and 10%. The assumed annual rates of appreciation are computed in accordance with applicable SEC rules and regulations. No assurance can be given that the annual rates of appreciation assumed for the purposes of the table will be achieved, and therefore actual results may be lower or higher. The closing price of the Common Stock on December 27, 2004 was $3.75.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized (1)($)	Number of Securities Underlying Unexercised Options at 12/31/05(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at 12/31/05 ($) (2) Exercisable/ Unexercisable
John C.C. Fan	92,576	$392,804	2,867,663/350,000	2,021,683/197,000
Richard A. Sneider	0	0	353,736/48,750	119,801/43,175
Bor Yeu Tsaur	0	0	552,170/48,750	745,802/43,175
Daily S. Hill	31,000	75,969	241,750/31,250	24,625/27,325
Hong Choi	0	0	288,000/34,000	48,725/27,275

(1)	Value realized is based on the closing price of the Common Stock on the date of exercise minus the exercise price or the actual gain on the sale of the stock if the options were exercised and the stock sold on the same day.

(2)	Value of the Common Stock is based on the closing price of the Common Stock as of December 31, 2005 ($5.35) minus the applicable exercise price.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2005 about shares of the Common Stock outstanding and available for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	8,057,943	$9.16	1,138,024	(3)
Equity compensation plans not approved by security holders(2)	878,975	$5.05	93,504

Total	8,936,918	$8.75	1,231,528

(1)	Consists of the 1992 Stock Option Plan, 2001 Equity Incentive Plan and the Director Stock Option Plan.

(2)	Consists solely of the 2001 Supplemental Equity Incentive Plan, which did not require the approval of, and was not approved by, the Company’s stockholders.

(3)	Options available under the 2001 Equity Incentive Plan.

The 2001 Supplemental Equity Incentive Plan

The Supplemental Plan was adopted by the Board in March 2001. The Supplemental Plan is a non-stockholder approved plan (as permitted under NASD rules and regulations applicable at the time of adoption by the Board). The Supplemental Plan is intended to be a broadly based plan within the meaning of NASD rules and regulations applicable at the time of adoption by the Board. The Supplemental Plan is not intended to be an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Supplemental Plan allows for the issuance of up to 1,300,000 options to acquire the Company’s stock or shares of restricted stock or stock grants. The purpose of the Supplemental Plan is to encourage ownership of Common Stock by employees, consultants, advisors and directors of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company’s business. The Supplemental Plan provides for the grant of non-qualified stock options or restricted stock awards or stock grants to employees (including officers, directors, advisors and consultants). The Supplemental Plan will expire on April 18, 2011, unless earlier terminated by the Board.

Executive Employment Agreement

The Company has entered into an employment agreement with the Company’s Chairman and Chief Executive Officer, Dr. John C.C. Fan, pursuant to which the Company has agreed to employ Dr. Fan as Chief Executive Officer. Dr. Fan’s agreement with the Company expired in February 2006, and was renegotiated on the following terms: The agreement will terminate on December 31, 2010 and in the event Dr. Fan is terminated without cause or in the event of a change in control of the Company and Dr. Fan’s position, compensation or responsibilities change Dr. Fan and his spouse will receive post-retirement monthly supplemental health benefits for the difference between cost of the coverage the Company provides and benefits provided by the U.S. government for ten years, severance pay of $600,000 per year payable monthly for two years and his unvested stock awards will immediately vest. Furthermore, if the parties fail to extend or renew the agreement, the Company and Dr. Fan shall negotiate a mutually agreeable consulting agreement or retirement benefit. The agreement also contains covenants not to compete, non solicitation clauses and the rights of the Company to inventions by Dr. Fan.

Dr. Fan’s salary is to be determined each year by the Board. At the end of 2005, the Board set Dr. Fan’s annual salary for fiscal year 2006 at $495,000.

Director Compensation

The Board approved compensation for outside directors of an annual retainer of $5,000 and $1,500 per meeting attended, including any special meeting not held on the same day as a regularly scheduled meeting of the Board. The annual retainer is prorated for the number of days a director is a member of the Board in the event it is the year of his or her initial election to the Board or he or she terminates his or her membership on the Board during the year. Each non-employee Director is also entitled to receive an initial stock award for up to 15,000 shares on the date of his or her initial election to the Board and a subsequent annual stock award grant for up to 25,000 shares. The Company also pays expenses for attendance at meetings of the Board and committees thereof.

Certain Transactions

Dr. Hsieh, a Director of the Company, is Chairman of a venture, Kopin Taiwan Corporation, located in Taiwan in which the Company owns 40% of. Dr Hsieh owns approximately 1% of the outstanding common stock of this company. Microelectronics Technology Incorporated, a publicly traded company in Taiwan, is also a minority investor in this company. Dr. Hsieh may also be deemed to have an indirect ownership in this company through his ownership of Microelectronics Technology Incorporated. Dr. Hsieh is also a director of a Company, Advance Wireless Semiconductor Company (“AWSC”), which the Company owns a minority interest in. Several directors and officers of the Company own amounts ranging from .1 to .5% of AWSC’s outstanding stock.

Dr. Fan is a founder and board member of a company in which the Company has invested $2.9 million. Dr. Fan currently owns approximately 2.8% of this company. Certain directors and an officer of the Company also invested in this company. The range of ownership is from 0.1% to 1.1%.

David E. Brook, a director of the Company, is a partner of the patent law firm of Hamilton, Brook, Smith & Reynolds P.C., which is patent counsel to the Company. During the 2005 Fiscal Year the Company paid Hamilton, Brook, Smith & Reynolds P.C fees of approximately $513,000.

COMPENSATION COMMITTEE REPORT

ON

EXECUTIVE COMPENSATION

Compensation Philosophy

The Company’s executive compensation is based upon four primary components: base salary, incentive or bonus compensation, and grants of stock option and restricted stock awards. Each component is intended to serve the overall compensation philosophy of the Company. In this respect, the Compensation Committee believes that compensation should reflect the value created for stockholders while supporting the Company’s short and long term strategic goals. Compensation programs should reflect and promote the Company’s values and reward individuals for outstanding contributions to the Company’s success. Also, short and long term compensation play a critical role in attracting and retaining qualified executives.

Overall Objectives of Executive Compensation Program

The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long term success of the Company. The Company’s executive compensation philosophy is based on the following principles:

•	Competitive and Fair Compensation

The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Compensation Committee compares the Company’s compensation practices with its general understanding of those of companies in similar industries and at a similar stage of development. The Company also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

•	Performance

Executive officers are rewarded based upon Company and individual performance. Company performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

In evaluating each executive’s performance, the Company generally conforms to the following process:

•	The Compensation Committee may retain a compensation consultant to evaluate the officer’s compensation packages. In 2004 the Compensation Committee engaged a compensation consultant.

•	Near the end of the year, the executive’s manager, or, in the case of the Chief Executive Officer the Compensation Committee, evaluates accomplishment of the executive’s goals and objectives and his contributions to the Company.

•	The executive’s performance is then compared with peers within the Company.

•	The comparative results, combined with the Compensation Committee’s general understanding as to comparative compensation practices of similar companies at similar stages of development, are then used to determine salary, incentive or bonus compensation and stock option compensation levels.

Compensation Program Components

Annual compensation for the Company’s executives consists of four elements—base salary, incentive and bonus compensation and grants of stock option and restricted stock awards. Executives also are entitled to participate in the same benefit plans that are available to other Company employees. Base salaries are targeted to be moderate, yet competitive in relation to salaries commanded by those in similar positions with companies similar in size to the Company. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Individual salary determinations are based on experience, levels of responsibility, sustained performance and comparison to peers inside and outside the Company. The Compensation Committee determined that for the 2005 Fiscal Year an average 3.0% increase in base salary for a cost of living adjustment, and an average merit increases ranging from .3 to 7.0%, would be appropriate for the Company’s executives.

The Company’s officers are eligible to receive incentive or bonus compensation in the discretion of the Compensation Committee based primarily on the attainment of certain goals and objectives and the executive’s contributions to the Company. In awarding incentive compensation, the Compensation Committee gave special consideration to those executives who made a material contribution to the achievement of Company performance goals, including development of various strategic corporate relationships, new product development, continued progress in the commercialization of the Company’s technology and increased product revenues, in awarding incentive compensation. For the 2005 Fiscal Year, Company management also had requested, and the Compensation Committee agreed to authorize, cash bonuses and cost of living increases to other executive and nonexecutive employees totaling 5.0% and 4.0%, respectively, of total employee compensation. The Compensation Committee established a cash bonus plan for fiscal 2006 pursuant to which bonus payments of $10,000 to director level employees, $25,000 to each executive officer of the Company, excluding Dr. Fan, and a bonus payment of $100,000 is payable to Dr. Fan, if the Company achieves profitability for fiscal year 2006.

The Compensation Committee believes that stock option and restricted stock awards are an important mechanism to incentivize employees. Stock options and restricted stock awards, moreover, have been used to reward all levels of employees of the Company, not just at the executive officer level. The size of the awards is generally intended by the Compensation Committee to reflect the executive’s or employee’s position within the Company and his contributions to the Company. Based on current industry trends the Compensation Committee has reduced the use of stock options for incentive and retention purposes and increased the use of restricted stock awards. Stock option and restricted stock awards are designed to promote the identity of long-term interests between the Company’s employees and its stockholders and assist in the retention of executives. The stock option exercise price for the executive or employee is generally the fair market value of the stock on the date of grant. Accordingly, employees and executives recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve the Company’s long-term stock market performance. The Compensation Committee typically authorizes the grant of stock options vesting over a period of four years in order to incentivize each employee over a relatively significant period of time. The Compensation Committee typically authorizes the grant of restricted stock award vesting over a period of two to four years as a retention device over a reasonable period of time. The restricted stock awards may have acceleration clauses based on the achievement of certain profitability milestones.

On December 28, 2005, the Compensation Committee reserved 543,000 shares of Common Stock for issuance of restricted stock awards to employees and executives as part of the employees’ Fiscal Year 2005 compensation. On December 27, 2004 the Compensation Committee reserved 739,000 and 430,000 shares of Common Stock for the issuance of stock option grants and restricted stock awards, respectively, to employees and executives as part of their Fiscal Year 2004 compensation.

Compensation for the Chairman, Chief Executive Officer and President

In considering the compensation for Dr. Fan, the Company’s Chairman, Chief Executive Officer and President, for the 2005 Fiscal Year, the Compensation Committee reviewed Dr. Fan’s existing compensation arrangements and both Company and individual performance.

The Compensation Committee has set Dr. Fan’s annual compensation, including a significant portion of his compensation based upon the Company’s stock award plan, to provide competitive compensation and to reflect Dr. Fan’s senior position, his responsibilities, and his past and expected future contributions to the Company’s success, with the objective of incentivizing him to achieve certain key milestones within a specified time frame.

Dr. Fan’s salary for the 2005 Fiscal Year was $450,000 and he earned a $100,000 bonus. Dr. Fan’s salary was increased to $495,000 for fiscal year 2006. On December 28, 2005 the Compensation Committee granted Dr. Fan restricted stock award for the purchase of 150,000 shares of common stock. 25% of the restricted stock award vests on the first four anniversary dates of the grant date (December 28, 2005). However the vesting of the stock award will accelerate if the Company achieves certain performance milestones. Specifically, if the Company is profitable for the fiscal year ending 2006 the restricted stock will vest at the rate of 33% on the first three anniversary dates of the grant date. If Company is profitable for both fiscal years 2006 and 2007 the stock will be 100% vested at the end of fiscal 2007. If the Company is not profitable for the fiscal year 2006 but is profitable for fiscal year 2007 the stock will vest as if the stock had vested at the rate of 33% per year on the first three anniversary dates on date of grant.

On December 27, 2004 the Compensation Committee granted Dr. Fan options for the purchase of 100,000 shares of Common Stock at an exercise price equal to the fair market value per share at the date of grant with four year vesting. The Compensation Committee also granted Dr. Fan options for the purchase of 100,000 shares of Common Stock at an exercise price of $10.00 per share with 10 year cliff vesting. The vesting on these shares accelerates upon the Company’s stock price achieving certain milestones: 50,000 of the options immediately vest upon the Company’s stock price reaching $15 for 20 consecutive days and 50,000 of the options immediately vest upon the Company’s stock price reaching $20 for 20 consecutive days. In addition, the Compensation Committee issued Dr. Fan a restricted stock award of 100,000 shares of Common Stock with a four year vesting period except if certain performance milestones were achieved. These milestones were achieved during the Fiscal Year 2005 and the restricted stock vested in Fiscal Year 2005.

For fiscal year 2006, the Compensation Committee established a cash bonus plan pursuant to which a cash bonus payment of $100,000 is payable to Dr. Fan if the Company achieves profitability for fiscal year 2006. In determining the overall incentive compensation granted to Dr. Fan, the Compensation Committee evaluated Dr. Fan’s overall compensation package relative to that of other chief executives in the Company’s industry, achievement of both individual and Company 2005 Fiscal Year performance goals described above, the level of stock options granted to Dr. Fan in previous years and the need to continue to provide adequate incentive to Dr. Fan.

Dr. Fan’s agreement with the Company expired in February 2006, and was renegotiated on the following terms: The agreement will terminate on December 31, 2010 and in the event Dr. Fan is terminated without cause or in the event of a change in control of the Company and Dr. Fan’s position, compensation or responsibilities change Dr. Fan and his spouse will receive post-retirement monthly supplemental health benefits for the difference between cost of the coverage the Company provides and benefits provided by the U.S. government for ten years, severance pay of $600,000 per year payable monthly for two years and his unvested stock awards will immediately vest. Furthermore, if the parties fail to extend or renew the agreement, the Company and Dr. Fan shall negotiate a mutually agreeable consulting agreement or retirement benefit. The agreement also contains covenants not to compete, non solicitation clauses and the rights of the Company to inventions by Dr. Fan.

Section 162(m) of the Code limits the tax deduction to $1 million for certain compensation paid to certain executives of public companies. The Compensation Committee has considered these requirements and believes, except as set forth below, that grants pursuant to the Equity Incentive Plan and the Supplemental Plan meet the requirement that they be “performance based” and therefore are exempt from the limitations on deductibility. Historically, the combined salaries and bonuses of each of the Company’s executive officers have been below the $1 million limit. However, restricted stock awards granted under such plans may not be “performance based” under Section 162(m) since the vesting of the Common Stock underlying such awards is subject only to continued employment or other association with the Company. The restricted stock awards granted to certain of our executive officers in December 2005 and 2004 are subject to such vesting. Depending on the price of our Common Stock at the time of vesting, it is possible that compensation for one or more of our executive officers could exceed the $1 million limit established by Section 162(m). Except as set forth above, the Compensation Committee’s present intention is to comply with Section 162(m) unless the Compensation Committee feels that required changes would not be in the best interest of the Company or its stockholders.

Compensation Committee

Michael A. Wall, Chairman

David E. Brook

Michael J. Landine

AUDIT COMMITTEE REPORT

The Audit Committee of the Board currently consists of Andrew H. Chapman, Morton Collins and Michael J. Landine, each of whom the Board has determined is independent under applicable SEC and NASD rules and regulations. The Board also has determined that Mr. Landine is an “audit committee financial expert” under applicable SEC rules and regulations.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee charter, which is available at the Company’s website at www.kopin.com, under the heading “Investors: Corporate Governance”, describes in greater detail the full responsibilities of the Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent public registered accounting firm.

During the course of the 2005 Fiscal Year, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during this process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2006. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche LLP their firm’s independence.

Based on its review and the discussion noted above, the Audit Committee recommended to the Board that the Company’s Consolidated Financial Statements for the 2005 Fiscal Year be included in the Company’s Annual Report on Form 10-K for the 2005 Fiscal Year for filing with the SEC.

Audit Committee

Morton Collins, Chairman

Andrew H. Chapman

Michael J. Landine

STOCKHOLDER RETURN

PERFORMANCE GRAPH

The following graph compares the performance of the Common Stock to the Nasdaq Stock Market Total Return Index for U.S. Companies (the “Nasdaq Stock Market Index”) and to the S&P 500 Information Technology Index over the last five years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 2000 and that all dividends were reinvested.

COMPARISON OF CUMULATIVE RETURN

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG KOPIN CORPORATION, NASDAQ STOCK MARKET—

U.S. INDEX, S&P 500 INFORMATION TECHNOLOGY INDEX

AND J.P. MORGAN H&Q TECHNOLOGY INDEX

Measurement Point	Kopin Corporation	NASDAQ Stock Market—U.S. Index	S&P Information Technology Index
12/31/00	$100.00	$100.00	$100.00
12/31/01	126.58	79.32	74.13
12/31/02	35.44	54.84	46.40
12/31/03	60.67	81.99	68.31
12/25/04	34.99	89.22	70.06
12/31/05	48.37	91.12	70.75

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 17, 2006 by: (a) all those known by the Company to be beneficial owners of more than 5% of the Common Stock; (b) all Directors; (c) all of the following named executive officers; and (d) all executive officers and directors of the Company as a group:

Name	Amount and Nature of Beneficial Ownership	Percent
John C.C. Fan (1)	3,525,856	4.9
David E. Brook (2)	199,604	*
Andrew H. Chapman (2)	63,250	*
Morton Collins (2)	191,250	*
Chi Chia Hsieh (2)	135,250	*
Michael J. Landine (3)	26,250
Michael A. Wall (2)	333,058	*
Bor Yeu Tsaur (4)	636,009	*
Matthew J. Micci (5)	231,829	*
Daily S. Hill (6)	281,669	*
Richard A. Sneider (7)	466,265	*
Hong Choi (8)	328,439	*
Michael Presz (9)	149,348	*
All directors and executive officers as a group (13 persons) (10)	6,568,077	8.9
Barclays Global Investors, NA and Barclay Global Fund Advisors	3,873,898	5.6

*	Less than 1%

(1)	Includes 2,867,663 shares representing options that are currently exercisable or exercisable within 60 days.

(2)	Includes 59,250 shares representing options that are currently exercisable or exercisable within 60 days.

(3)	Includes 26,250 shares representing options that are currently exercisable or exercisable within 60 days.

(4)	Includes 552,170 shares representing options that are currently exercisable or exercisable within 60 days.

(5)	Includes 198,000 shares representing options that are currently exercisable or exercisable within 60 days

(6)	Includes 241,750 shares representing options that are currently exercisable or exercisable within 60 days.

(7)	Includes 353,736 shares representing options that are currently exercisable or exercisable within 60 days.

(8)	Includes 288,000 shares representing options that are currently exercisable or exercisable within 60 days.

(9)	Includes 101,500 shares representing options that are currently exercisable or exercisable within 60 days.

(10)	Includes 4,925,319 shares issuable to certain directors and executive officers pursuant to options that are currently exercisable or exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports furnished to the Company or written representations from the Company’s directors and executive officers, the Company believes that none of the Company’s directors, executive officers and 10% stockholders failed to file on a timely basis the reports required to be filed pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, during the 2005 Fiscal Year.

PROPOSAL 2

AMENDMENT OF THE COMPANY’S 2001 EQUITY INCENTIVE PLAN

The Board has authorized, subject to stockholder approval, an increase in the number of shares available under the Company’s 2001 Equity Incentive Plan (the “Plan”) from 5,000,000 to 5,350,000. The Plan is a successor plan to the Company’s 1992 Stock Option Plan under which the Company could grant a total of 15,300,000 options through December 31, 2002. In addition, in March 2001 the Board authorized the Supplemental Plan, which allowed for the issuance of up to 1,300,000 options to acquire the Company’s stock or shares of restricted stock or stock grants.

Purpose.    The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and directors of and advisers and consultants to the Company. The purpose of the proposed amendment is to provide the Company with additional capacity to award stock options to existing personnel and to attract qualified new employees, directors, advisers and consultants through grants of stock options.

Administration.    The Plan is administered by the Compensation Committee (the “Committee”) which consists of directors of the Company appointed by the Board. The Board has appointed the Compensation Committee, which during 2005 was composed of Messrs. David E. Brook, Michael Landine and Michael A. Wall. Since Mr. Wall is not standing for reelection to the Board, the Company intends to elect his successor, in accordance with the by-laws, after his term as director expires at the Meeting. Subject to the provisions of the Plan, the Committee has discretion to determine when awards are made, which employees are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Committee also has broad discretion to construe and interpret the Plan and adopt rules and regulations thereunder.

Eligibility.    Awards may be granted to persons who are employees of the Company whether or not officers or members of the Board and directors of or advisers or consultants to the Company. The Plan provides for the grant of incentive stock options to employees (including officers and directors) and the grant of non-qualified stock options or restricted stock awards to employees (including officers, directors and consultants).

Shares Subject to the Plan.    The shares issued or to be issued under the Plan are shares of the Common Stock, which may be newly issued shares or shares held in the treasury or acquired in the open market. Previously, no more than 5,000,000 shares could be issued under the Plan. The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company’s capitalization. In no event shall the number of shares of Common Stock covered by options or other awards granted to one person in any one calendar year exceed 25% of the aggregate number of shares of Common Stock subject to the Plan.

Stock Options.    The Committee in its discretion may issue stock options which qualify as incentive stock options under the Internal Revenue Code or non-qualified stock options. The Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no incentive stock option shall be exercised more than 10 years after it is granted and no other options shall be exercised more than 10 years and one day after it is granted, and further provided that the exercise price of any incentive stock option shall not be less than the fair market value of the Common Stock on the date of grant. The closing price of the Common Stock reported by Nasdaq on March 17, 2006 was $4.35 per share.

Payment for shares purchased upon exercise of any option must be made in full in cash or check when the option is exercised or, if the Committee had so authorized on the grant of an incentive stock option or on or after the grant of a non-qualified stock option (and subject to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company), by delivery to the Company of (i) shares of Common Stock having a fair market value equal to the exercise price of the shares to be purchased or (ii) the optionee’s executed promissory note in the principal amount equal to the exercise price of the shares to be purchased and otherwise in such form as the Committee shall have approved. No option is transferable except by will or the laws of descent and distribution and, during the optionee’s lifetime, the option may be exercised only by the optionee, provided that the Committee may, in its discretion, authorize all or a portion of the non-statutory options to be granted or granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, former spouse, children (including stepchildren), parent, stepparent, sibling, grandchildren, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the optionee, including adoptive relationships, and certain other persons sharing the optionee’s household (each a “Family Member”), (ii) a trust in which a Family Member has more than fifty (50) percent of the beneficial interests, (iii) a foundation in which a Family Member (or the optionee) controls the management of assets, and (iv) any other entity in which a Family Member (or the optionee) owns more than fifty (50) percent of the voting interests. If an optionee’s employment or other association with the Company terminates for any reason, including without limitation by reason of voluntary severance, involuntary severance or retirement, but not by reason of death, any options exercisable on the date of termination expire ninety days after such termination. If an optionee dies, any options exercisable at the time of such death may be exercised by the optionee’s executor or administrator at any time within the shorter of the option period or 12 months after the date of death.

Notwithstanding any other provision of the Plan, the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee in any calendar year shall not exceed $100,000.

Restricted Stock.    The Committee in its discretion may issue shares of restricted stock for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee. Awards of restricted stock shall be subject to forfeiture or repurchase by the Company at their initial purchase price until such time or times, and/or upon the achievement of such predetermined performance objectives, as the Committee shall determine and shall be set forth in the agreement or instrument evidencing the award of restricted stock. Each award of restricted stock shall be evidenced by a written agreement or instrument in such form as is approved by the Committee.

Shares of restricted stock granted or sold under the Plan are not saleable, transferable or assignable other than to the Company or its assignees or by will or the laws of descent and distribution until such time as the shares of restricted stock are no longer subject to forfeiture or repurchase.

In the event a holder of restricted stock ceases to be an employee, director, consultant and/or advisor, as applicable, of the Company, all shares of restricted stock that remain subject to restrictions at the time his or her association with the Company terminates may be returned to or repurchased by the Company at their initial price unless the Committee determines otherwise.

Stock Grants.    The Committee in its discretion may issue shares of stock not subject to restrictions or other forfeiture conditions solely in recognition of significant contributions to the success of the Company in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate.

Tax Considerations.    The following is a brief and general discussion of the Federal income tax rules applicable to awards under the Plan. With respect to an incentive stock option, an employee will generally not be taxed at the time of grant or exercise, although exercise of an incentive option will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation.

With respect to a non-qualified option, an employee will not be taxed at the time of grant; upon exercise, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Company will generally have a tax deduction to the extent that, and at the time that, an employee realizes compensation income with respect to an award.

Restricted stock issued pursuant to the Plan will be taxed in accordance with Section 83 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. A person that was sold or was granted shares of restricted stock under the Plan will recognize income for tax purposes at the date such shares cease to be subject to the Company’s right to repurchase or reacquire the same, or at the date such shares are sold or granted to the person if such person elects to have the Company’s repurchase or reacquisition right disregarded for tax purposes. The income recognized (the difference between the price paid for the shares, if any, and the fair market value of the shares at the time the employee realizes the income) will be ordinary income to the employee for which the Company will be able to claim a compensation deduction.

Stock grants will generally be taxable as ordinary income at their market value as and when received. The Company generally will be entitled to a corresponding tax deduction.

Any tax deductions the Company may be entitled to in connection with awards under the Plan may be limited by the $1 million limitation under Section 162(m) of the Code on compensation paid to any of our chief executive officer or other officers whose compensation is required to be disclosed in this Proxy Statement. This limitation is further discussed in the Compensation Committee Report on Executive Compensation.

For purposes of this summary, we have assumed that no award will be considered “deferred compensation” as that term is defined for purposes of the federal tax rules governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of a non-qualified stock option with an exercise price which is less than the market value of the stock covered by the option would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of these tax rules, then any deferred compensation component of the award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

Finally, Internal Revenue Service regulations provide that, for the purpose of avoiding certain penalties under the Internal Revenue Code, taxpayers may rely only on opinions of counsel that meet specific requirements set forth in the regulations, including a requirement that such opinions contain extensive factual and legal discussion and analysis. Any tax advice that may be contained in this document does not constitute an opinion that meets the requirements of the regulations. Any such tax advice therefore cannot be used, and was not intended or written to be used, for the purpose of avoiding any federal tax penalties that the Internal Revenue Service may attempt to impose. Because any such tax advice could be viewed as a “marketed opinion” under the Internal Revenue Service regulations, those regulations require this document to state that any such tax advice was written to support the “promotion or marketing” of the matters set forth in this document.

Option and Restricted Stock Grants under the Plan

(as of March 17, 2006)

Name and Position	Shares of Common Stock Underlying Options and Restricted Stock
John C.C. Fan, Chairman, CEO and President	1,270,000
Hong Choi, Chief Technology Officer	168,500
Daily S. Hill, Senior Vice President—Gallium Arsenide Operations	149,000
Matthew J. Micci, Vice President	120,000
Michael Presz, Vice President	61,000
Richard A. Sneider, Treasurer and Chief Financial Officer	245,000
Bor Yeu Tsaur, Executive Vice President—Display Operations	210,000
All executive officers as a group	2,223,500

All directors, excluding executive officers, as a group	600,000
All employees, excluding executive officers and directors, as a group	1,346,375

The Board recommends that the stockholders vote “FOR” the proposed amendment of the Plan to increase to 5,350,000 the number of shares of Common Stock authorized for issuance under the Plan and the enclosed proxy will be so voted unless a contrary vote is indicated. The affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy at the Meeting and entitled to vote is required for approval of the amendment of the Plan.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

Deloitte & Touche LLP, independent certified public accountants, has been the independent registered public accounting firm of the Company since 1985. The Board has recommended that the stockholders ratify the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current year.

A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. The affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy at the Meeting and entitled to vote is required to ratify the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current year. In the event the appointment of Deloitte & Touche LLP should not be approved by the stockholders, the Board will consider making another appointment to be effective at the earliest possible time but has no obligation to do so.

Audit Fees

The aggregate fees for the fiscal year ended December 31, 2005 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP and member firms of Deloitte Touche Tohmatsu, were as follows:

Fee Category	Fiscal Year 2005	% of Total	Fiscal Year 2004	% of Total
Audit Fees	$783,400	93%	$827,299	90%
Audit-Related Fees	$—	—	$45,415	5
Tax Fees	$59,635	7	$46,894	5
All Other Fees	$—	—	$—	—

Total Fees	$843,035	100%	$919,608	100%

Audit Fees—consists of fees for the audit of the Company’s financial statements and attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees—consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include internal control related services and accounting consultations and reviews for various matters.

Tax Fees—consists of fees for tax compliance and planning services. Tax compliance includes fees for professional services related to international tax compliance and preparation. Tax planning consists primarily of fees related to the impact of acquisitions and restructuring on international subsidiaries.

All Other Fees—consists of fees for all other permissible services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent accountants when the entire committee is unable to do so. The Audit Committee approved 100% of the services listed under the preceding captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

STOCKHOLDER PROPOSALS

The Board will make provision for presentation of proposals by stockholders at the 2007 annual meeting of stockholders (or special meeting in lieu thereof) provided such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC. Such proposals must be received by the Company no later than December 1, 2006 for inclusion in the Company’s proxy materials and no later than February 17, 2007 for all other proposals.

GENERAL

The management of the Company knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority to the named proxies in the event any additional matters should be presented.

The Company will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this Proxy Statement, upon written request from such stockholder, a copy of the Company’s Annual Report on Form 10-K for the 2005 Fiscal Year filed with the SEC. Requests for such report should be directed to Kopin Corporation, 200 John Hancock Road, Taunton, Massachusetts 02780, Attention: Chief Financial Officer.

The Company expects to hold its next annual stockholder meeting on or about May 3, 2007, and proxy materials in connection with that meeting are expected to be mailed approximately 30 days prior to the meeting.

JOHN C.C. FAN

Chairman

DETACH HERE

PROXY

KOPIN CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 3, 2006

The undersigned hereby appoints John C.C. Fan and Richard A. Sneider or either of them as Proxies, with full power of substitution to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 3, 2006 at 9:00 a.m. at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, or any adjournment thereof, upon any and all matters which may properly be brought before the meeting or any adjournments thereof, hereby revoking all former proxies.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

KOPIN CORPORATION

c/o Computershare

P.O. Box 8694

Edison, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

VOTE-BY-INTERNET		VOTE-BY-TELEPHONE		VOTE-BY-MAIL

1.	Log on to the Internet and go to http://www.eproxyvote.com/kopn	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	Mark, sign and date your proxy card and return in the postage paid envelope provided

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by Telephone, please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL AND NOT VOTING BY INTERNET OR TELEPHONE

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL DIRECTORS LISTED IN PROPOSAL (1), WILL BE VOTED FOR PROPOSAL (2) AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL (3).

1.	PROPOSAL TO ELECT DIRECTOR NOMINEES:

	FOR	WITHHELD		FOR	WITHHELD

(01) John C.C. Fan	☐	☐	(04) Morton Collins	☐	☐

(02) David E. Brook	☐	☐	(05) Chi Chia Hsieh	☐	☐

(03) Andrew H. Chapman	☐	☐	(06) Michael J. Landine	☐	☐

2.	PROPOSAL TO RATIFY AN AMENDMENT TO THE COMPANY’S 2001 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.	☐	☐	☐

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

PLEASE DATE AND SIGN exactly as your name(s) appears at left indicating, where proper, official position or representation capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the name of two or more persons, all must sign.

Signature:                                              Date:                     Signature:                                              Date: